UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): December 15, 2005


                       ELEPHANT TALK COMMUNICATIONS, INC.
                            ------------------------
               (Exact Name of Registrant as Specified in Charter)

                                   California
                                   ----------
                 (State or Other Jurisdiction of Incorporation)

                                    000-30061
                                   ----------
                            (Commission File Number)

                                   95-4557538
                                   ----------
                      (I.R.S. Employer Identification No.)

                       438 East Katella Avenue, Suite 217
                            Orange, California 92867
            ---------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (714) 288-1570
                               -------------------
              (Registrant's Telephone Number, Including Area Code)


         This   Current   Report  on  Form  8-K  is  filed  by   Elephant   Talk
Communications, Inc., a California corporation (the "Registrant"), in connection with the item set forth below.

ITEM 3.02 Unregistered Sale of Equity Securities

On December 15, 2005, the Board of Directors of the Registrant authorized the execution and delivery of a Convertible Promissory Note in the principal amount of US$3.5 million (the "Note") to Rising Water Capital AG, a company registered in Zug, Switzerland ("Rising Water"), in exchange for the wire transfer of cash by Rising Water of US$3.5 million to be drawn down in stages. The Note is convertible during the term, in whole or in part, into shares of common stock, no par value (the "Common Stock"), at the conversion price of three and one-half cents (US$0.035) of principal amount per share of Common Stock. Assuming full


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conversion  of the Note,  the Company  would be obligated  to issue  100,000,000 shares of common stock to Rising Water, representing 33.0% of the post issuance shares of common stock outstanding as of November 14, 2005. A copy of the Note is attached hereto as Exhibit 10.

The Note is secured by shares owned or to be owned by the Registrant in Beijing Chinawind Communications Information Technology Co. Ltd, ET Middle East and ETC Holding AG. Upon the occurrence and continuance of an Event of Default, the Holder of the Note may, by notice in writing to the Registrant, declare the entire unpaid principal of the Note to be, and all of the unpaid principal of the Note shall then be, due and payable together with interest accrued thereon. Thereafter, the remedy of the Holder in the event of the nonpayment by the Registrant shall be conversion of the Note into Common Stock or the Holder may take the shares which secure the Note towards the unpaid principal of the Note together with accrued interest.

As a legal matter, the Note is not convertible into common stock as long as the Registrant has insufficient authorized common stock to issue to the Holder when the Holder's demand for conversion is made. In this regard, the Registrant currently has 250,000,000 shares of authorized common stock, of which 203,107,170 shares are issued and outstanding as of November 14, 2005, so that the Note could not be fully converted. The Registrant has agreed in the Note to take certain steps as promptly as practicable to assure that sufficient shares of common stock are authorized to permit the full exercise of the Holder's conversion rights. The failure of the Registrant to take such steps within three months of the date of the Note result in an Event of Default.

The Registrant  discloses that it filed a Preliminary  Information  Statement on
Schedule 14C with the Commission on April 26, 2005, with respect to an amendment to its Articles of Incorporation to increase the number of authorized shares from 255 million (250 million of common stock and 5 million of preferred stock) to 655 million (650 million of common stock and 5 million of preferred stock), a copy of which is hereby incorporated by reference. The Commission had numerous comments in its letter dated May 25, 2005, which the Registrant is in the process of addressing. However, there can be no assurances if or when the comments of the staff will be satisfactorily answered, or when a Definitive Information Statement on Schedule 14C will be filed and mailed to shareholders.

The Registrant requires outside financing to carry out it business plan, as set forth in its Annual Report on Form 10-KSB, and Rising Water is willing to purchase the Note notwithstanding the current uncertainties. It is important to note that the Registrant entered into a Stock Purchase Agreement with Rising Water, dated June 30, 2005, pursuant to which the Registrant agreed to issue Rising Water 195,947,395 shares of common stock in a transaction that was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, for a purchase price of $7,837,896. To date, approximately 100 million shares have been issued to Rising Water, and the Registrant has been attempting to increase its authorized common stock so that it can consummate this offering.

The Note is being issued pursuant to an exemption from registration  provided by
Section 4(2) of the Securities Act of 1933, as amended. The Registrant believes this exemption is available based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree; (3) the offeree has agreed to the imposition of a


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restrictive  legend on the Note to the  effect  that it will not resell the Note unless the Note or the underlying shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; and (5) the negotiations for the purchase of the Note took place directly between the offeree and management of the Registrant.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS, INC.



By /s/ Russelle Choi
   -----------------
       Russelle Choi
       President

Dated: December 15, 2005




                                  EXHIBIT INDEX

Exhibit No.               Description of Exhibit
-----------               ----------------------

    10                    Convertible Promissory Note, dated
                          December 15, 2005






















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